Exhibit 99.1

Consolidated Financial Statements and Report of Independent Certified Public Accountants

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

December 31, 2023 and 2022

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS GRANT THORNTON LLP 801 Brickell Ave., Suite 2450 Miami, FL 33131-4943 D +1 305 341 8040 F +1 305 341 8099

Management and Board of Directors
University of St. Augustine Intermediate Corp. and Subsidiaries

Opinion

We have audited the consolidated financial statements of University of St. Augustine Intermediate Corp. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion

We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of management for the financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/GRANT THORNTON LLP

Miami, Florida
April 29, 2024

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

CONSOLIDATED BALANCE SHEETS

December 31,

(Dollars in thousands)

	2023	2022
ASSETS

Current assets
Cash	$ 115,388	$ 106,996
Restricted cash	19,221	16,953
Student tuition and fees receivable	1,067	714
Short-term derivative asset	-	1,428
Prepaid expenses and other current assets	7,049	5,321

Total current assets	142,725	131,412

Property and equipment
Owned property and equipment, net	65,962	36,080
Leased property, net	18,305	18,953

Other assets
Investment in real estate	-	11,757
Course content, net	9,117	6,104
Other long-term assets	965	1,303
Lease right-of-use assets	53,461	63,189
Trade name	115,264	115,264
Goodwill	153,285	153,285

Total other assets	332,092	350,902

Total assets	$ 559,084	$ 537,347

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities
Accounts payable and accrued expenses	$ 9,438	$ 13,460
Student deposits	1,252	2,323
Income taxes payable	-	688
Current portion of lease liability	5,091	7,154
Current portion of long-term debt obligations	1,850	1,850
Current portion of sale-leaseback financings	1,042	841

Total current liabilities	18,673	26,316

Lease liability, less current portion	51,945	58,121
Sale-leaseback financings, less current portion	17,876	18,531
Long-term debt obligations, net discounts, less current portion	172,165	173,026
Construction financing	16,608	-
Deferred tax liability, net	12,271	6,772

Total liabilities	289,538	282,766

Stockholder’s equity	269,546	254,581

Total liabilities and stockholder’s equity	$ 559,084	$ 537,347

The accompanying notes are an integral part of these consolidated financial statements.

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31,

(Dollars in thousands)

	2023	2022
Revenue
Revenue, net of scholarships and discounts	$ 170,451	$ 176,399

Operating expenses
Wages and benefits	(70,618)	(71,488)
Depreciation and amortization	(18,580)	(18,283)
Professional, contracted and subscription services	(18,008)	(16,997)
Facilities, maintenance, and insurance	(12,653)	(11,001)
Advertising and marketing	(11,721)	(11,532)
Other operating expenses	(4,167)	(4,504)

Total operating expenses	(135,747)	(133,805)

Income from operations	34,704	42,594

Other income (expenses)
Interest income	5,755	1,788
Interest on debt obligations	(16,627)	(12,357)
Interest on financing lease obligations	(3,552)	(3,388)

Total other expenses	(14,424)	(13,957)

Income before taxes	20,280	28,637

Income tax expense	(5,233)	(7,879)

NET INCOME	15,047	20,758

Other comprehensive (loss) income	(1,074)	1,407

Total comprehensive income	$ 13,973	$ 22,165

The accompanying notes are an integral part of these consolidated financial statements.

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

Years ended December 31, 2023 and 2022

(Dollars in thousands)

	Stockholder’s Equity
	Additional Paid-in Capital	Stock Subscription Receivable	Common Stock	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total Stockholder’s Equity

Balance as of December 31, 2021	$ 221,398	$ 519	$ 1	$ 7,446	$ (333)	$ 229,031

Cumulative-effect adjustment from adoption of ASC 842	-	-	-	2,470	-	2,470

Net income	-	-	-	20,758	-	20,758

Stock-based compensation	915	-	-	-	-	915

Other comprehensive income	-	-	-	-	1,407	1,407

Balance as of December 31, 2022	222,313	519	1	30,674	1,074	254,581

Net income	-	-	-	15,047	-	15,047

Stock-based compensation	992	-	-	-	-	992

Other comprehensive loss	-	-	-	-	(1,074)	(1,074)

Balance as of December 31, 2023	$ 223,305	$ 519	$ 1	$ 45,721	$ -	$ 269,546

The accompanying notes are an integral part of these consolidated financial statements.

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31,

(Dollars in thousands)

	2023	2022
Cash flows from operating activities:
Net income	$ 15,047	$ 20,758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,580	18,283
Amortization of right-of-use assets	4,596	2,355
Amortization of debt discounts	990	925
Deferred income tax expense	5,499	7,540
Stock-based compensation	992	915
Changes in operating assets and liabilities:
Student tuition and fees receivable	(353)	(166)
Other receivables	(148)	(1,116)
Prepaid expenses and other assets	(1,225)	315
Other long-term assets	65	(212)
Accounts payable and accrued expenses	(4,710)	1,408
Student deposits	(1,070)	122
Other long-term liabilities	(3,625)	(1,660)

Net cash provided by operating activities	34,638	49,467

Cash flows from investing activities:
Purchases of property, equipment and leasehold improvements	(12,291)	(12,189)
Investment in real estate	-	(3,497)
Additions to course content	(4,770)	(2,986)

Net cash used in investing activities	(17,061)	(18,672)

Cash flows from financing activities:
Principal payments on finance lease obligations	(4,613)	(4,307)
Principal payments on long-term debt obligations	(1,850)	(1,850)
Principal payments on sale-leaseback financings	(454)	(689)

Net cash used in financing activities	(6,917)	(6,846)

NET INCREASE IN CASH AND RESTRICTED CASH	10,660	23,949

Cash and restricted cash, beginning of period	123,949	100,000

Cash and restricted cash, end of period	$ 134,609	$ 123,949

Reconciliation of cash and restricted cash:
Cash	$ 115,388	$ 106,996
Restricted cash	19,221	16,953

Total cash and restricted cash shown in the statements of cash flows	$ 134,609	$ 123,949

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$ 18,828	$ 14,494
Cash paid during the period for taxes	$ 575	$ 882
Property, equipment and leasehold improvements acquired under construction financing arrangements	$ 16,608	$ -

The accompanying notes are an integral part of these consolidated financial statements.

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023 and 2022

(Dollars in thousands)

Note 1 - Nature of Business and Change in Control

Nature of Business

The University of St. Augustine Intermediate Corp. and its wholly owned direct and indirect subsidiaries University of St. Augustine Acquisition Corp. and University of St. Augustine for Health Sciences, LLC (“USA”), collectively referred to hereafter as the “Company”, is a for-profit, campus-based institution, offering traditional and flexible graduate and doctoral degree programs in physical and occupational therapy, nursing, speech language pathology, and health sciences. In addition, the Company conducts continuing education seminars in related fields throughout the United States, along with offering non-degree online courses. The Company's campus-based institutions are in California, Florida and Texas. USAHS is institutionally accredited by the Western Association of Schools and Colleges (“WASC”) Senior College and University Commission and maintains programmatic accreditation with the Commission on Accreditation in Physical Therapy Education, the Accreditation on Speech Language Pathology, the Accreditation on Commission on Collegiate Nursing Education, and the Accreditation Council for Occupational Therapy Education.

Change in Control

On February 1, 2019 (the “Closing Date”), pursuant to the Members Interest Purchase Agreement (the “MIPA”), University of St. Augustine Acquisition Corp., the direct subsidiary of University of St. Augustine Intermediate Corp., acquired 100% of the ownership and voting rights of USA for a total consideration of $353,109 at Closing, subject to customary post-close price adjustments. Prior to the acquisition, both the University of St. Augustine Intermediate Corp. and University of St. Augustine Acquisition Corp. were dormant, non-operating, entities specifically established for the acquisition of USA.

All Company operations are conducted at the USA entity level. USA’s operations are overseen by its Board of Directors (the “BoD”), currently consisting of 9 members who comprise various BoD committees, including Finance and Business Operations, Academic and Student Affairs, Governance, Audit & Enterprise Risk.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of University of St. Augustine Intermediate Corp. and its wholly owned direct and indirect subsidiaries of University of St. Augustine Acquisition Corp., and USA. All intercompany accounts and transactions are eliminated in consolidation. The Company is a wholly owned subsidiary of University of St. Augustine Parent Corp. (the “Parent”).

Note 2 - Significant Accounting Policies

Basis of Presentation and Use of Estimates

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities in the financial statements and accompanying notes. Actual results could differ from those estimates.

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

Business Combinations

When the Company completes a business combination, all tangible and identifiable intangible assets acquired, and all liabilities assumed are recorded at fair value. Any excess purchase price is recorded as goodwill. The Company accounts for acquired businesses using the acquisition method.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity date of three months or less, when purchased, to be cash equivalents. No such investments existed at December 31, 2023 and 2022.

Restricted Cash

The Company participates in the United States Department of Education (“DOE”) Title IV student financing assistance lending programs (“Title IV programs”). At times the DOE may require institutions to post standby letters of credit (“LOC”) to continue participation in Title IV programs. LOC requirements are based on several considerations, including failure to meet minimum financial ratio requirements set forth by the DOE. As such, the Company is required to maintain an LOC in the amount of 10% of USA’s Title IV funding during the prior fiscal year. At December 31, 2023 and 2022, the LOC was collateralized by $18,844 and $16,242, respectively, which is included in restricted cash on the accompanying balance sheets. In April 2023, the DOE required USA to establish an LOC in the amount of $100, or 25% of Title IV refunds made to the DOE during the prior fiscal year, based upon the DOE’s review of the Company’s Title IV program, whose collateral is also included in restricted cash on the accompanying balance sheets.

Additionally, in connection with the leased property for its Miami campus, the Company obtained a LOC in favor of the landlord which is collateralized in full by the cash of the Company. As of December 31, 2023 and 2022, the LOC had a balance of $377 and $711 included in restricted cash on the accompanying balance sheets.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, restricted cash, student tuition and fees receivable. The Company has cash with financial institutions more than federally insured limits. The Company does not believe it is exposed to any significant credit risk on cash related to amounts more than federally insured limits. Student tuition and fees receivable are unsecured and are derived from students enrolled in the Company’s educational programs. Student receivables are not collateralized; however, credit risk is reduced as the amount owed by any individual student is small relative to the total student tuition and fees receivable.

Accounts Receivable

Student tuition and fees receivable primarily consist of tuition and educational services and are recognized when an academic session begins, although students generally enroll in courses prior to the start of the academic session. Receivables are recognized only to the extent that amounts are due, and collection is reasonably assured. The student tuition and fees receivable balance on December 31, 2023 and 2022 was $1,067 and $714, respectively. Other receivables include accrued interest on the Company’s money market account and leasehold improvement expenses for the Miami campus reimbursable from the landlord, which totaled $565 and $297 on December 31, 2023 and 2022, respectively.

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

Allowance for Credit Losses

The Company uses estimates to determine the amount of the allowance for credit losses necessary to reduce the student tuition and fees receivable to net realizable value. The Company estimates the amount of the required allowance by reviewing the status of past-due receivables, analyzing historical and projected credit loss trends, as well as analysis of aged accounts receivable balances with allowances generally increasing as the receivable ages. The analysis of receivables is performed monthly, and allowances are adjusted accordingly. Receivables are generally due on the date on which the related class commences. Additionally, a substantial portion of the Company's receivables are derived from students that participate in the Title IV programs administered by the DOE.

The Company writes off student tuition and fees receivable deemed to be uncollectible directly to the receivable balance when all collection efforts have been exhausted.

Property, Equipment and Leasehold Improvements, and Impairment of Long-Lived Assets

Property, equipment, and leasehold improvements are recorded at cost. Depreciation is provided on the straight-line method over estimated useful lives, or the shorter of the term of the lease or leasehold improvements. The depreciation expense on assets acquired under sale-leaseback financings is included within depreciation expense on owned assets.

Upon sale or disposition of property or equipment, the cost and related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is credited or charged to income. Assets under construction are recorded in construction-in-progress until they are available for use. Interest is capitalized as a component of the cost of projects during the construction period if material. Maintenance and repair costs are charged to operating expenses as incurred. Improvements and betterments are capitalized and depreciated over the remaining useful life of the related asset.

Long-lived assets, which include property, equipment, and leasehold improvements, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered impaired, an impairment charge is recognized in the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed are reported at the lower of carrying amount or fair value, less costs to sell. There was an impairment of $1,104 recognized during the year ended December 31, 2022 for leasehold improvements related to the termination of USA’s old Dallas campus lease in December 2022. There was no impairment of long-lived depreciable assets during the year ended December 31, 2023.

Investment in Real Estate

In October 2020, the Company acquired a property in St. Augustine, FL, with the intention of subsequently selling the property to a developer under a sale-leaseback transaction to build out a new USA St. Augustine campus. Since acquisition, the Company has incurred costs related to the new campus schematic design and project management. At December 31, 2022, the carrying value of the investment in real estate was $11,757. In April 2023, the sale-leaseback transaction closed with construction of the new campus beginning shortly thereafter.

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

Construction Related Activities

The Company is occasionally involved in the construction of leased facilities to be used in its operations. Upon construction commencement, the Company evaluates whether it, as lessee, controls the asset being constructed, and depending on the extent of involvement in the project, may be the “deemed owner” of the leased asset for accounting purposes during the construction period under a build-to-suit (BTS) arrangement. If the Company is the “deemed owner” for accounting purposes during the construction period, upon construction commencement the Company is required to capitalize (i) costs incurred by the Company and (ii) the cash and non-cash assets contributed by the landlord for construction as property and equipment on our consolidated balance sheets as Construction in Progress, with an offsetting financing obligation under Construction Financing. Upon completion of a construction project, where the Company is the deemed owner, the Company will perform a sale-leaseback analysis to determine if it can derecognize the BTS asset and corresponding financing obligation. If the asset and liability cannot be derecognized, the agreement is treated as a debt-like financing arrangement.

Upon construction commencement of the new St. Augustine campus in April 2023, the Company determined that it was the deemed owner during the construction period. Accordingly, the Company has recognized all of cash and non-cash assets contributed by the landlord during the year ended December 31, 2023 for construction as a component of construction in progress with a corresponding construction financing liability.

Capitalized Implementation Costs

The Company has incurred costs substantially related to the implementation of various internal-use software applications accessed on an as-needed basis as part of contractual hosting arrangements with service providers. These costs totaled $36 and $170 at December 31, 2023 and 2022, respectively, and are included in Other Assets on the accompanying balance sheets. The Company amortizes capitalized implementation costs on a straight-line basis over the expected term of the associated hosting arrangement. The Company recorded $134 and $301 in amortization expense related to capitalized implementation costs during the years ended December 31, 2023 and 2022, respectively.

Leases

USA conducts its operations at leased facilities. On January 1, 2022, the Company adopted ASC 842 - Leases (“ASC 842”) using the cumulative-effect transition method and applied the standard to all existing leases. Information for prior years presented has not been restated and continues to reflect the authoritative accounting standards in effect for those periods. At transition, the Company selected the package of practical expedients that allows for carryforward of historical assessments of whether existing contracts contain leases, determinations of lease classification, and treatments of initial direct costs. Please refer to the Recently Adopted Accounting Pronouncements Section of Note 2 for additional information.

The Company analyzes each new lease agreement to determine whether it should be classified as a finance lease or an operating lease. For operating leases, right-of-use (“ROU”) assets and lease liabilities are recognized at the commencement date of the lease based on the estimated present value of lease payments over the lease term. For finance leases, we initially record the assets and lease liabilities at the present value of the future minimum lease payments. As most of the Company’s leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the commencement date to determine the present value of lease payments. The significant assumption used in estimating the present value of the lease payments is the incremental borrowing rate.

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

Course Content Costs

Course content costs include direct costs associated with the development of online educational programs, which are capitalized after technological feasibility has been established. Course content development costs are amortized to direct costs on a straight-line basis over the estimated period that the associated products are expected to generate revenues, which generally approximates five years. Course content costs are evaluated on a quarterly basis through review of the corresponding course catalog. If a course is no longer listed or offered in the current course catalog, then the costs associated with its development are written off. Course content is required to be evaluated for impairment at each measurement date by comparing the unamortized carrying value of the course content with its net realizable value. There was no impairment of course content during the years ended December 31, 2023 and 2022.

Goodwill and Other Intangible Assets

In connection with the acquisition of USA on the Closing Date, the Company acquired certain indefinite and finite-lived intangible assets. The indefinite intangible asset consists of the tradename attributable to the Company. Finite-lived intangibles consist of the student roster and course content.

Goodwill represents the excess of the purchase price of an acquired business over the amount of fair value assigned to identifiable assets acquired and liabilities assumed. This is principally attributable to the future earnings potential associated with enrollment growth and other intangibles that do not qualify for separate recognition such as the assembled workforce. The goodwill resulting from the acquisition of USA is expected to be deductible for tax purposes.

Indefinite-Lived Intangible Assets

The Company assigned indefinite lives to intangibles that it believes have the continued ability to generate cash flows indefinitely; have no legal, regulatory, contractual, economic, or other factors limiting the useful life of the respective intangible; and the Company intends to renew the respective intangible, as applicable, and renewal can be accomplished at little cost. The tradename intangible asset represents the fair value of the Company’s name on the date acquired.

Goodwill and indefinite-lived intangibles are tested for impairment annually, or more frequently if events occur or circumstances change between annual tests that would more likely than not reduce the fair value of the respective reporting unit or indefinite-lived intangible below its carrying amount. In performing our impairment tests, the Company first considers the option to assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit or intangible, as applicable, is less than its carrying amount (i.e. - step zero). If determined that it is more likely than not that the fair value is less than the carrying amount based on the qualitative assessment, or that a qualitative assessment should not be performed, the Company proceeds with the following quantitative impairment tests:

•
Goodwill - The Company compares the estimated fair value of the reporting unit to the carrying value of its net assets. If the fair value of the reporting unit exceeds the carrying value of the net assets of the reporting unit, goodwill is not impaired.
•
Indefinite-lived intangibles - The Company compares the estimated fair value of the intangible with its carrying value. If the carrying value of the intangible exceeds its fair value, an impairment loss is recognized in the amount of that excess.

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

The process of evaluating goodwill and indefinite-lived intangibles for impairment is subjective and requires significant judgement. If we elect to perform an optional qualitative analysis, we consider many factors including, but not limited to, general economic conditions, industry, and market conditions, financial performance and key business drivers, long-term operating plans, and potential changes to significant assumptions used in the most recent fair value analysis.

When performing a quantitative goodwill or indefinite-lived intangibles impairment test, the Company generally determines fair value using an income-based approach, a market-based approach, or a combination of both methods. The fair value determination consists primarily of using significant unobservable inputs (Level 3) under the fair value measurement standards.

Finite-Lived Intangible Assets

The student roster represents an identifiable acquisition-related asset that attributes value from an established student base and existing student relationships, which represent a source of future sales and earnings to the Company. USA’s student roster was determined to have a useful life of four years and will be amortized in a pattern that reflects the way economic benefits are expected to be consumed.

Course content primarily represents direct costs associated with online course development and accreditation and reflects the capitalizable curriculum development costs incurred by USA. Course content is a finite-lived intangible asset with a useful life of five years.

Revenue Recognition

The Company's revenues consist of tuition, educational product & service revenues, and student fees. Tuition revenues are recognized ratably on a daily straight-line basis over each academic term as the performance obligations are satisfied. Revenues from the sale of educational products are generally recognized point in time upon delivery and when collectability is probable. Educational services, such as continuing professional education, are recognized ratably as services are rendered which generally approximate one to three days in length, and collectability is probable.

The Company elected a practical expedient portfolio approach for assessing student collectability given the large volume of homogeneous transactions and assesses all students as one portfolio. Due to the Company’s high collection rate, management does not expect there to be any material differences from assessing the portfolio when compared to collectability on a student-by-student basis. Billings on student contracts are billed at the start of each academic term and are paid over the term. Generally, students cannot re-enroll for the next academic term without satisfactory resolution of any past-due amounts.

Revenue is reported net of scholarships and other discounts, refunds, and waivers. Management has determined that variable consideration need not be estimated at contract inception as scholarships are usually known and taken at contract inception and refunds would not need to be accounted throughout the term, as revenue will only be recognized for the proportional amount of education provided and no amount of revenue recognized will be subject to a refund.

Deferred revenue and student deposits, which consist of tuition paid prior to the start of the academic term and unearned tuition amounts, begins to be recognized as revenue after the term begins. If a student withdraws within the refund period, the Company is obligated to issue a refund according to the refund policy and the timing of the student’s withdrawal. The amount of refund obligations is reduced over the course of the academic term. Refunds are recorded as a reduction of deferred revenue and student deposits, as applicable.

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

Financing and Debt Issuance Costs

Financing costs paid to the lender because of debt obtained for the acquisition of USA are presented as a reduction of debt. Financing costs are amortized using the effective interest method and will be presented as a component of interest expense over the contractual term of the debt. Refer to Note 5 for details regarding the Company’s Initial Term Loan that was effective contemporaneously with the acquisition of USA.

Debt issuance costs include various incremental fees paid to third parties, other than the lender, in connection with the issuance of debt. Debt issuance costs are also presented as a reduction of debt and are amortized using the effective interest method and will be presented as a component of interest expense over the contractual term of the debt.

Financial Instruments

The Company’s financial instruments consist of cash, restricted cash, student tuition and fees receivable, other current assets, derivatives, accounts payable and accrued expenses, and debt. Management has adopted Accounting Standards Update 2016-01, Financial Instruments - Overall, which eliminated the requirement to disclose the fair value of financial instruments measured at amortized cost for non-public entities.

Derivatives

In the normal course of business, our operations are exposed to fluctuations in interest rate changes. We may seek to control a portion of these risks through a risk management program that includes the use of derivative instruments.

On October 31, 2019, the Company entered, and designated as cash flow hedges, an interest rate swap agreement (the “Swap”) on $138,056 of the Senior Secured Term Loan Facility (“Initial Term Loan”) outstanding balance (the “initial notional amount”). Please refer to Note 5 - Debt, Finance Lease, and Sale-Leaseback Financings, for further details regarding the Swap. This initial notional amount matched the corresponding principal of the Initial Term Loan of which the Swap was effectively hedging the interest payments. As such, the notional values amortized annually based on the terms of the agreements to match the principal borrowings as they were repaid. These swaps effectively fixed the floating interest rate on the term loan to reduce exposure to variability in cash flows attributable to changes in LIBOR. On December 30, 2022, the Initial Term Loan and related Swap agreements were amended to have their interest rate pegged to the Secured Overnight Financing Rate (“SOFR”) instead of LIBOR.

The Swap qualified as a derivative financial instrument entered as a hedging strategy against interest rate risk related to the Initial Term Loan. As such, the Swap is carried at fair value on the accompanying balance sheets and any gains and losses arising from changes in its fair value are recognized in other comprehensive income (OCI). For the years ended December 31, 2023 and 2022, the Company recognized income of $1,519 and $1,407, respectively, related to the Swap, included within Interest expense. On December 31, 2022, accumulated other comprehensive income included $1,074 in unrealized gains related to the change in fair value of the Swap, which expired in October 2023.

Income Taxes

The Parent and its wholly owned subsidiaries, University of St. Augustine Intermediate Corp. and University of St. Augustine Acquisition Corp., file as a C Corporation for federal and state income tax purposes. USA is a single member limited liability corporation, which is disregarded for income tax purposes, and its

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

income, deductions, losses, and credits flow through the return of its sole member, University of St. Augustine Acquisition Corp.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating losses, and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The acquisition of USA is considered a taxable transaction. Refer to Note 7 for further details on deferred taxes.

Advertising Costs

The Company expenses the costs of advertising as incurred, and primarily relate to web marketing, paid search and social media, paper, and other costs related to production of photographic images used on the Company’s website.

Defined Contribution Plan

Eligible employees of the Company participate in a defined contribution plan administered by the Company under Section 401(k) of the Internal Revenue Code, up to certain annual limits. The Company matches 50% of the first 6% of eligible compensation an employee contributes to the benefit plan. The company match is discretionary and based on the Company's financial performance. Matching contributions of $1,362 were funded to the plan in March 2024 for the 2023 plan year.

Contingencies

The Company accrues contingent obligations when it is probable that a liability is incurred, and the amount or range of amounts is reasonably estimable. As new facts become known to management, the assumptions related to a contingency are reviewed and adjustments are made, as necessary. Refer to Note 8 for information on contingency matters.

Recently Adopted Accounting Pronouncements

ASU No. 2016-02 (ASU 2016-02), Leases (Topic 842)

On February 25, 2016, the FASB issued ASU 2016-02, which requires lessees to recognize on their balance sheet an ROU asset and a lease liability for virtually all their leases (other than leases that meet the definition of a short-term lease). The liability is equal to the present value of the lease payments. The asset is based on the liability, subject to adjustment, such as for initial direct costs and uneven rent payments. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Operating leases result in straight-line expense (similar to operating leases prior to adoption of ASU 2016-02) while finance leases result in a front-loaded expense pattern (similar to capital leases prior to adoption of ASU 2016-02).

The Company adopted ASU 2016-02 as of January 1, 2022 under the cumulative-effect transition method, which allows entities to prospectively apply the requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. We elected this optional transition method. In accordance with ASC Topic 842, we also elected the package of practical expedients, which permits us to not reassess: (1) whether any expired or existing contracts are or contain leases; (2) the lease classification for any expired or existing leases; and (3) any initial direct costs for any existing leases as of

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

the effective date. We did not elect the hindsight practical expedient, which permits entities to use hindsight in determining the lease term and assessing impairment. Nor did we elect the practical expedient to combine our lease and related non-lease components for our building leases.

Adopting ASU 2016-02 had a material impact on our Consolidated Financial Statements as we recorded significant asset and liability balances in connection with our leased properties. The most significant impacts to our Consolidated Financial Statements of adopting this standard are as follows:

•
The recognition of ROU assets, net, and lease liabilities for operating leases, which totaled $37,413 and $38,596, respectively, as of December 31, 2022;
•
A cumulative-effect adjustment to retained earnings upon adoption of $2,470, which is primarily attributable to the reclassification into retained earnings of deferred gain liabilities related to build-to-suit sale-leaseback transactions that were derecognized and classified as operating and finance leases upon adoption.

Current Expected Credit Losses

In June 2016, the FASB issued guidance (FASB ASC 326) which changed how entities measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. The most significant change in this standard is a shift from the incurred loss model to the expected loss model. Under the standard, disclosures are required to provide users of the financial statements with useful information in analyzing an entity’s exposure to credit risk and the measurement of credit losses. Financial assets held by the company that are subject to the guidance in FASB ASC 326 were accounts receivable. The Company adopted the standard effective January 1, 2023. The impact of the adoption was not considered material to the consolidated financial statements.

Note 3 - Property, Equipment and Leasehold ImprovementS

Property, equipment, and leasehold improvements consist of the following as of December 31, 2023:

	Depreciable Life	Cost	Accumulated Dep.	Net Carrying Value

Furniture and fixtures	2 - 7 years	$ 5,471	$ (3,482)	$ 1,989
Computer equipment, software and other	2 - 7 years	33,720	(21,104)	12,616
Leasehold improvements	2 - 20 years	32,616	(17,525)	15,091
Construction in progress		36,266	-	36,266

Owned property, equipment and leasehold improvements, net		$ 108,073	$ (42,111)	$ 65,962

Buildings	30 years	$ 19,130	$ (3,135)	$ 15,995
Leased equipment	2 - 7 years	251	(251)	-
Land		2,310	-	2,310

Leased property, net		$ 21,691	$ (3,386)	$ 18,305

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

Property, equipment, and leasehold improvements consist of the following as of December 31, 2022:

	Depreciable Life	Cost	Accumulated Dep.	Net Carrying Value

Furniture and fixtures	2 - 7 years	$ 4,942	$ (2,764)	$ 2,178
Computer equipment, software and other	2 - 7 years	29,050	(15,413)	13,637
Leasehold improvements	2 - 20 years	26,265	(13,152)	13,113
Construction in progress		7,151	-	7,151

Owned property, equipment and leasehold improvements, net		$ 67,409	$ (31,329)	$ 36,080

Buildings	30 years	$ 19,130	$ (2,498)	$ 16,632
Leased equipment	2 - 7 years	251	(241)	10
Land		2,310	-	2,310

Leased property, net		$ 21,691	$ (2,738)	$ 18,953

For the years ended December 31, 2023 and 2022, the Company recorded depreciation of owned PP&E of $10,779 and $10,020, respectively. For leased property, the Company recorded depreciation of $638 and $638 for the years ended December 31, 2023 and 2022, respectively. The $36,266 and $7,151 of construction in progress on December 31, 2023 and 2022, respectively, is primarily comprised of the Company’s new St. Augustine campus currently under construction and at December 31, 2022 leasehold improvements related to the build out of USA’s new Dallas campus, which entered service in January 2023.

Note 4 - Goodwill AND Intangible Assets

As discussed in Note 1, on the Closing Date, the University of St. Augustine Acquisition Corp. acquired 100% of the equity and voting interests of USA. The acquisition established a presence for the Company in the fast-growing U.S. healthcare marketplace and was recorded by allocating the purchase price to the estimated fair value of the assets acquired, including intangible assets, based on their estimated fair values at the acquisition date, less the liabilities assumed.

•
Goodwill - The Company recorded goodwill of $153,285, reflecting the difference between the consideration paid of $353,109 and the fair value of the net assets acquired of approximately $199,824. The amount attributable to goodwill reflects the significant growth opportunities through campus expansion, available capacity, and new program launches, in addition to an existing business platform with an experienced workforce. For income taxes, the entire amount of goodwill acquired is expected to be deductible over a 15-year period.
•
Tradename - Tradename intangible asset represents the fair value of USA’s name on the date acquired. Fair value was derived based on the relief-from-royalty method of the income approach, which estimates the amount of royalty expense that would be incurred if the assets were licensed from a third party. The royalty rate utilized in the relief-from-royalty calculation was derived from observable market transactions for trademark licenses, multiplied by estimated future revenues to derive after-tax royalty savings.

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

•
Other intangible assets - Fair value of student roster was calculated using the excess earnings method that is based on estimates of USA’s future after-tax, debt-free cash flows over the next consecutive four years (the expected life of the student roster). Other intangible assets also include course content with fair value derived by the (replacement) cost approach, utilizing USA’s estimated average cost to develop a course based on the estimated risk profile of the asset and opportunity costs of funds over time to recreate.

The Company's intangible assets as of December 31, 2023 consist of the following:

	Cost	Net Carrying Amount	Weighted Average Amortization Period (Yrs.)
Subject to amortization:
Student roster	$ 31,236	$ -	-
Course content	12,619	7,404	2.4

Subtotal	43,855	7,404

Not subject to amortization:
Course Content - CIP	1,713	1,713	N/A
Tradename	115,264	115,264	Indefinite

Total intangible assets	$ 160,832	$ 124,381

The Company's intangible assets as of December 31, 2022 consist of the following:

	Cost	Net Carrying Amount	Weighted Average Amortization Period (Yrs.)
Subject to amortization:
Student roster	$ 31,236	$ 40	0.1
Course content	9,575	6,104	2.4

Subtotal	35,464	8,258

Not subject to amortization:
Tradename	115,264	115,264	Indefinite

Total intangible assets	$ 156,075	$ 121,408

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

The estimated future amortization expense for intangible assets for the next five years as of:

December 31, 2023

Year 1	$ 2,213
Year 2	2,032
Year 3	1,560
Year 4	1,059
Year 5	540

Total	$ 7,404

Amortization expense for intangible assets for the years ended December 31, 2023 and 2022 was $1,797 and $2,092, respectively.

Note 5 - Debt and Sale-Leaseback Financings

Credit Facilities

In connection with the acquisition of USA on February 1, 2019, the Company entered different types of credit facilities. The proceeds from the credit facilities were used as consideration to fund the acquisition of the Company, as collateral for compliance with certain DOE regulations, or to finance working capital and other general corporate purposes.

Senior Secured Term Loan Facility

Concurrent with the Closing Date, the Company entered a Senior Secured Term Loan Facility (“Initial Term Loan”) of $185,000 aggregate principal amount. The Initial Term Loan matures on February 1, 2026, and requires quarterly principal payments of $463, or 0.25% of the original loan amount, plus accrued interest, on the last business day of each calendar quarter and the applicable maturity date. At December 31, 2021, interest rates under the Initial Term Loan were adjusted LIBOR or ABR (Alternate Base Rate), plus the “applicable margin”. Effective December 30, 2022, the Initial Term Loan was amended to replace adjusted LIBOR with SOFR.

Applicable margin means a) 3.25% in the case of ABR loans and b) 4.25% in the case of adjusted SOFR loans. The applicable margin is based on leverage ratio calculation and can range from 4.25% to 4.75%. In addition, there is a 1.00% floor on the adjusted SOFR portion of the calculated interest rate. Calculation of interest is based on the actual days elapsed in a year of 360 days and shall be payable quarterly in arrears and on the applicable maturity date. There are no financial maintenance covenants or early prepayment penalties with respect to the Initial Term Loan. As of December 31, 2023 and 2022, the interest rate on the Initial Term Loan was 9.71% and 8.64%, respectively.

Finally, the Initial Term Loan includes an incremental term facility providing the Company the ability to enter additional term loan facilities or to increase the principal on the existing Initial Term Loan. The University of St. Augustine Intermediate Corp., as well as its wholly owned subsidiaries, University of St. Augustine Acquisition Corp. and USA, are equally considered jointly and severally liable as the primary obligor to the Initial Term Loan.

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

Senior Secured Revolving Credit Facility

Concurrent with the Closing Date, the Company entered a Senior Secured Revolving Credit Facility (“Initial Revolver”) of $20,000 aggregate principal, which matures on February 1, 2024. The interest rates under the Initial Revolver are at the option of the Company. Prior to December 30, 2022, the interest rate was either adjusted LIBOR or ABR (Alternate Base Rate), plus the “applicable margin” (consistently calculated as the term loan). On December 30, 2022, adjusted LIBOR was replaced with adjusted SOFR. Calculation of interest shall be payable quarterly in arrears and on the applicable maturity date. Principal on the Initial Revolver is due at maturity. Also, the loan agreement contains a maximum First Lien Secured Leverage Ratio of 8.00:1.00 with no step downs. Finally, the Initial Revolver includes an incremental revolving facility providing the Company the ability to enter additional revolving credit facilities or to increase the principal on the Initial Revolver.

Swingline Loan

Lastly, available under the Initial Revolver, is a Swingline Loan whereby upon same day notice the Company may make additional short-term borrowings in an amount to be agreed upon, but no more than $4,000. Any such swingline borrowing will reduce availability under the Initial Revolver on a dollar-for-dollar basis. All swingline loans will be ABR loans, thus the calculation of interest shall be based on the actual days elapsed in a year of 365 or 366 days and shall be payable quarterly in arrears and on the applicable maturity dates. Principal on the Swingline Loan is due at maturity of the Initial Revolver.

Interest Rate Swap Agreement

On October 31, 2019, the Company entered into an interest rate swap agreement (the “Swap”) on $138,056 of the Initial Term Loan outstanding balance (the initial “notional amount”). The notional amount decreases over the period of the Swap based on anticipated lower outstanding term loan balance. Per the terms of the Swap, the Company is contracted to pay a fixed rate of 1.53%, plus the applicable margin, on the notional amount. The counterparty was contracted to pay adjusted LIBOR plus the applicable margin, as per the terms of the Initial Term Loan, on the notional amount. Effective December 30, 2022, the Swap was amended to pay SOFR plus the applicable margin, as per the terms of the amended Initial Term Loan, on the notional amount. The fair value of the Swap is carried as a $1,428 asset on the balance sheet as of December 31, 2022, and expired on October 31, 2023.

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

Total debt, including debt on the Company’s Initial Term Loan and sale-leaseback financings, as of December 31, 2023 and 2022 were as follows:

	December 31, 2023	December 31, 2022

Senior secured term loan facility, net of debt discount and issuance costs	$ 172,165	$ 173,026
Sale-leaseback financing, less current portion	17,876	18,531
Construction financing	16,608	-

Total long-term debt, net	206,649	191,557

Current portion of senior secured term loan facility	1,850	1,850
Current portion of sale-leaseback financing	1,042	841

Total current portion of debt, net	2,892	2,691

Total debt, net	$ 209,541	$ 194,248

Total unamortized debt discount	$ 1,888	$ 2,738

Total unamortized debt issuance costs	309	449

Total unamortized debt discount and debt issuance costs	$ 2,197	$ 3,187

As of December 31, 2023, aggregate annual maturities of the senior debt are as follows:

December 31, 2023

Year 1	$ 1,850
Year 2	1,850
Year 3	172,513
Year 4	-
Year 5	-

Total	176,213

Less: unamortized debt discount and debt issuance costs	2,197

Total senior secured term loan facility	$ 174,016

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

Sale-Leaseback Financings

The aggregate maturities of our total future value and present value of the minimum payments on sale-leaseback financings on December 31, 2023 are as follows:

	Future Value of Payments	Interest	Present Value of Payments

Year 1	$ 3,855	$ 2,813	$ 1,042
Year 2	18,400	524	17,876
Year 3	-	-	-
Year 4	-	-	-
Year 5	-	-	-
Thereafter	-	-	-

Total	$ 22,255	$ 3,337	$ 18,918

Prior to the adoption of ASC 842, the Company had several leases with its campus-based properties, which include St. Augustine, Florida, San Marcos, California, and Austin, Texas, that are accounted for as financing arrangements. Management determined that each lease included at least one form of prohibited continuing involvement resulting in failed sale-leaseback treatment. As such, land and/or building assets were recorded at their fair values, along with a corresponding debt liability. The fair values of the land and buildings were determined by a third-party appraisal firm, which utilized a blended valuation technique.

At the adoption of ASC 842 on January 1, 2022, those leases with assets and liabilities recognized solely because of their build-to-suit designation under prior guidance were derecognized and included the Company’s sale-leaseback financings for its San Marcos and Austin campuses.

The following schedule provides a summary of the Company’s failed sale-leaseback, including the types of assets financed and the carrying value of each location as of December 31, 2023 and 2022:

			Reason for	Carrying Value
Location	Property Type	Build-to-Suit Applied	Failed Sale-Leaseback	December 31, 2023	December 31, 2022

St. Augustine, Florida (1)	Buildings and land	No	Accelerated rent clause/ Contingent collateral	$ 18,305	$ 18,942

(1) 15-year lease term for two buildings, ending March 2025.

Construction Financing

Upon construction commencement of its new St. Augustine campus in April 2023, the Company determined that it was the deemed owner for accounting purposes during the construction period under a BTS arrangement due to the extent of the Company’s involvement in the project. Accordingly, the Company has recognized all cash and non-cash assets contributed by the landlord to the project during the year ended December 31, 2023 as a component of construction in progress with a corresponding construction financing liability. As of December 31, 2023, the Company has recognized $16,608 in construction contributions made by the landlord as a construction financing on the consolidated balance sheet.

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

Note 6 - Leases

The Company conducts a significant portion of its operations at leased facilities and analyzes each new lease agreement to determine whether it should be classified as a finance lease or an operating lease.

Finance Leases

Our finance lease agreements are primarily for real estate space and are included within lease ROU assets and finance lease liabilities on the balance sheet. The terms of our finance leases vary and generally contain renewal options. Certain of these operating leases provide for increasing rent over the term of the lease.

Operating Leases

Our operating lease agreements are primarily for real estate space and are included within operating lease ROU assets and operating lease liabilities on the balance sheet. The terms of our operating leases vary and generally contain renewal options. Certain of these operating leases provide for increasing rent over the term of the lease.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. As discussed in Note 2, Significant Accounting Policies, ROU assets and lease liabilities are recognized at the commencement date of the lease based on the estimated present value of lease payments over the lease term. Our variable lease payments consist of non-lease services related to the lease. Variable lease payments are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. Many of our lessee agreements include options to extend the lease, which we do not include in our minimum lease terms unless they are reasonably certain to be exercised. On occasion, the Company has entered into sublease agreements for certain leased office space; however, the sublease income from these agreements is immaterial.

Lease Term and Discount Rate	December 31, 2023	December 31, 2022

Weighted-average remaining lease terms (yrs.)
Operating leases	9.43	9.73
Finance leases	4.04	5.04
Weighted-average discount rate
Operating leases	5.50%	5.07%
Finance leases	3.50%	3.50%

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

The components of lease costs are as follows:

Lease expense	Classification	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022

Finance lease cost
Amortization of ROU assets	Direct costs	$ 5,132	$ 5,132
Interest on lease liabilities	Interest expense	845	1,000
Operating lease cost	Direct costs	5,085	3,363
Short-term lease cost	Direct costs	-	656
Variable lease cost	Direct costs	128	1,820

Total lease cost		$ 11,190	$ 11,971

As of December 31, 2023, maturities of lease liabilities were as follows:

Maturity of Lease Liability	Operating Leases	Finance Leases

Year 1	$ 2,046	$ 5,622
Year 2	4,892	5,791
Year 3	3,339	5,964
Year 4	5,621	5,325
Year 5	5,319	957
Thereafter	26,378	-

Total lease payments	47,595	23,659

Less: present value discount	(12,625)	(1,593)

Total lease liabilities	$ 34,970	$ 22,066

Supplemental cash flow information related to leases was as follows for the year ended December 31, 2023:

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$ 3,980	$ 1,353
Operating cash flows from finance leases	858	1,000
Financing cash flows from finance leases	4,600	3,473
Leased assets obtained for new finance lease liabilities	-	30,908
Leased assets obtained for new operating lease liabilities	231	40,256

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

Note 7 - Income Taxes

The significant components of the Company's expense for income taxes (benefit) for the years ended December 31, 2023 and 2022 were as follows:

	December 31, 2023	December 31, 2022

Current:
Federal	$ 276	$ 648
State	(542)	(309)

	(266)	339

Deferred:
Federal	4,042	5,902
State	1,457	1,638

	5,499	7,540

Total expense for income taxes	$ 5,233	$ 7,879

The tax effects of temporary differences between financial and income tax accounting that give rise to the Company's deferred tax assets and liabilities on 2023 and 2022 were as follows:

	December 31, 2023	December 31, 2022

Deferred tax assets:
Net operating losses	$ 882	$ 2,328
IRC Section 163(j) limitation	1,973	1,378
Transaction costs	3,264	3,601
Accrued expenses	612	681
Student roster and curriculum development amortization	5,445	5,857
Other deferred taxes	718	-

Total deferred tax assets	12,762	13,845

Deferred tax liabilities:
Basis differences in fixed assets	(3,942)	(3,426)
Amortization of intangible assets	(9,324)	(7,458)
Goodwill amortization	(11,899)	(9,847)
Other deferred taxes	-	(246)

Total deferred tax liabilities	(25,165)	(20,618)

Net deferred tax (liabilities) assets	$ (12,271)	$ (6,772)

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

A reconciliation of the reported income tax expense to the amount that would result by applying the U.S. federal statutory rate of 21% to income before income taxes for the years ended December 31, 2023 and 2022 was as follows:

	December 31, 2023	December 31, 2022

Federal statutory tax rate (21%)	$ 4,269	$ 6,215
Blended state tax rate, net of federal benefit (5%)	915	1,329
Permanent and other differences (1%)	49	335

Expense for income taxes (26%)	$ 5,233	$ 7,879

Note 8 - Commitments and Contingencies

Litigation Matters

From time to time, the Company is a defendant in various lawsuits. Management monitors the status of such events and accrues an estimated amount when an obligation becomes probable and estimable. Any amount recorded is based on the status of current activity and the advice from legal counsel. There are lawsuits and pending claims in various stages of proceedings, many of which the outcome cannot be determined as of the date of this report.

Certain former students of USA have filed borrower defense to repayment (“BDR”) claims with the DOE seeking discharge of their federal student loans. In correspondence received from the DOE with seven BDR notices on July 28, 2023 and one BDR notice on August 28, 2023, the DOE provided USA with an opportunity to respond to the BDR claims. As of December 31, 2023, USA has submitted responses to all eight of the BDR claims provided by DOE. USA has not received a response or other communication from DOE regarding its response to these borrower defense claims as of the date of this report. The ultimate resolution of this matter cannot be estimated at this time, and no amounts have been recorded in the accompanying financial statements related to this matter,

Other Commitments

The Company participates in student financial aid through the DOE’s Guaranteed Student Loan Program (the “Program”). Transfers of funds from the financial aid programs to the Company are made in accordance with DOE requirements. The financial aid and assistance programs are subject to political and budgetary considerations. There is no assurance that such funding will be maintained at current levels. Extensive and complex regulations govern the financial assistance programs in which the Company’s students participate. The Company’s administration of these programs is periodically reviewed by various regulatory agencies. Any regulatory violation could be the basis for the initiation of potential adverse actions including a suspension, limitation or termination proceeding which could have a material adverse effect on the Company. While unlikely, if the Company were to lose its eligibility to participate in federal student financial aid programs, the students at that institution would lose access to funds derived from those programs and would have to seek alternative sources of funds to pay their tuition and fees.

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

Note 9 - Share-Based Compensation

On February 1, 2019, the effective date, the Parent established the 2019 Stock Option Plan (the “Stock Option Plan”) whereby the Parent may grant certain employees of the Company options to purchase shares of the Parent’ s common stock. On February 1, 2019, the Parent granted options which vest over time (the “Service Options”) and options that grant upon the achievement of a targeted return (the “Target Options”) to purchase a total of 44,680 shares at a price of $100 per share.

On December 31, 2021, the Parent granted Service Options and Target Options to purchase a total of 29,307 shares at a price of $191. On May 23, 2022, the Parent granted Service Options and Target Options to purchase a total of 9,609 shares at a price of $209.

The Service Options vest 20% at each year of service and are fully vested after five years of continuous service from the specified vesting commencement date. The Target Options vest as follows (1) fifty percent (50%) of the Target Options shall vest on the date on which Parent ownership receives a multiple of invested capital (“MOIC”) of at least 2.25x and Cumulative Cash Proceeds resulting in an IRR of at least fifteen percent (15%) from an Initial Public Offering (“IPO”); and (2) the remaining fifty percent (50%) of the Target Options shall vest on the date on which Parent ownership receives a MOIC of at least 2.75x and Cumulative Cash Proceeds resulting in an IRR of at least eighteen percent (18%) from an IPO.

The contractual life of the Stock Option Plan is 10 years from the date of the Stock Option Plan’s inception. As of both December 31, 2023 and 2022, the Parent has 118,187 shares available to be issued to employees under the Stock Option Plan.

Awards of options under the Stock Option Plan are recorded at the fair value on the date of grant, and the Company recognizes compensation cost related to stock options on a straight-line basis over the requisite service period for Service Options and at such time vesting is deemed probable for the Target Options. Total compensation cost recognized were approximately $992 and $915 for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, there was $1,909 in unrecognized compensation costs related to non-vested stock options which is expected to be recognized over a weighted-average period of 6.42 years.

The fair value of each option was estimated on the date of the grant using the Black-Scholes option pricing model based on the following assumptions:

	2022 Grants	2021 Grants

Weighted average expected volatility	41.81%	40,42%
Range of expected volatility	33.79% - 59.89%	33.23% - 58.52%
Weighted average risk-free interest rate	3.16%	1.25%
Expected term	6.50 years	6.50 years
Expected annual forfeiture rate	0%	0%
Expected dividend rate	0%	0%

Expected volatility is estimated based on the historical volatility of the common stock of other companies in the same industry over a period commensurate with the expected term of the options awarded by the Parent. The expected term for options granted is estimated based on historical employee exercise activity. Management had estimated the risk-free rate based on U.S. Treasury note rates for the expected term.

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

The following table summarizes the Parent’s stock option activity for the year ended December 31, 2023:

	Shares	Weighted Average Exercise Price (Dollars)	Weighted Average Remaining Contractual Term (Years)

Outstanding at January 1, 2023	80,473	$ 142.62	7.42

Granted	-	-
Exercised	-	-
Forfeited	-	-

Outstanding at December 31, 2023	80,473	$ 142.62	6.42

Note 10 - Related Party Transactions

The Company has not entered into any related-party transactions during the years ended December 31, 2023 and 2022.

Note 11 - Subsequent Events

The Company has evaluated subsequent events occurring after the date of the accompanying consolidated balance sheet through April 29, 2024, the date the consolidated financial statements were available to be issued and noted no matters that required adjustment to or disclosure in the consolidated financial statements.

University of St. Augustine Intermediate Corp., and Subsidiaries
(a wholly owned subsidiary of University of St. Augustine Parent Corp.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2023 and 2022

(Dollars in thousands)

Note 12 - Functional Statement of Operations

	For the Years Ended December 31,
	2023	2022

Revenue:
Revenue, net of scholarships and discounts	$ 170,451	$ 176,399

Instructional costs	(51,291)	(49,377)

Operating costs:
Marketing	(19,738)	(17,475)
Academic support	(2,946)	(2,870)
Academic student services	(6,130)	(5,994)
Facilities	(30,319)	(27,771)
Information technology	(7,678)	(7,855)
General and administrative	(17,645)	(22,463)

Total operating costs	(84,456)	(84,428)

Income from operations	34,704	42,654

Non-operating income (expenses):
Interest income	5,755	1,788
Interest expense	(20,179)	(15,745)

Total non-operating expenses	(14,424)	(13,957)

Income tax expense	(5,233)	(7,879)

Net income	$ 15,047	$ 20,758